Exhibit 99.1
Fortrea Names Jason Knoblauch as Chief Financial Officer

  Jason Knoblauch will succeed Jill McConnell as chief financial officer of Fortrea

DURHAM, N.C., June 26, 2026 — Fortrea (Nasdaq: FTRE) (the “Company”), a leading global contract research organization (CRO), today announced that Jason Knoblauch has been appointed as chief financial officer (CFO), effective July 6, 2026. He will succeed Jill McConnell, who is stepping down after successfully helping the Company become a leading, independent global CRO, and is committed to ensuring a smooth transition.

“I’m delighted to welcome Jason to the Fortrea team as we continue to make advances in our strategic journey back to growth,” said Anshul Thakral, CEO of Fortrea. “At the same time, I want to recognize Jill’s contributions at Fortrea and our legacy companies. We would not be where we are today without her exceptional leadership, insight and dedication. Jill’s indelible mark on Fortrea extends well beyond her role as CFO and I want to extend my sincere thanks on behalf of the entire Fortrea Board of Directors for all that she has done.

“Jason will take the CFO reins as we work to build momentum across our business, powered by consistent delivery for clients large and small, and creating meaningful opportunities for our people. He brings a deep understanding of the global complexities in the drug development landscape and has a track record of success in scaling global organizations. We look forward to his insights and his leadership, along with his passion for our patient-inspired mission.”

Knoblauch joins Fortrea from Clario, a leading provider of endpoint data solutions to the clinical trials industry, where he served as CFO. Previously, he was CFO at Curia, a global contract research, development and manufacturing organization. Earlier in his career, Knoblauch served in various financial leadership roles at Pharmaceutical Product Development (PPD), including interim CFO and as a member of the senior leadership team that led PPD to a successful IPO in 2020. Earlier in his career, he was a director in PricewaterhouseCoopers’ (PwC’s) Transaction Services practice.

Knoblauch earned a Bachelor of Science in business administration with a concentration in finance and economics from Creighton University in Omaha, Nebraska. He holds a Master of Science in accounting from the University of Virginia, in Charlottesville, Virginia.

2026 Financial Guidance

The Company reiterates its guidance for the full year 2026, targeting revenues in the range of $2,550 million to $2,650 million and adjusted EBITDA in the range of $190 million to $220 million.

About Fortrea

Fortrea (Nasdaq: FTRE) is a leading global provider of clinical development solutions to the life sciences industry. We partner with emerging and large biopharmaceutical, biotechnology, medical device and diagnostic companies to drive healthcare innovation that accelerates life changing therapies to patients. Fortrea provides phase I-IV clinical trial management, clinical pharmacology and consulting services. Fortrea’s solutions leverage three decades of experience spanning more than 20 therapeutic areas, a passion for scientific rigor, exceptional insights and a strong investigator site network. Our talented and diverse team working in about 100 countries is scaled to deliver focused and agile solutions to clients

Exhibit 99.1
globally. Learn more about how Fortrea is streamlining drug development at Fortrea.com and follow us on LinkedIn, X and Bluesky.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, the Company’s 2026 financial guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “guidance,” “expect,” “assume,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words that are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from the Company’s expectations due to a number of factors, including, but not limited to, the following: the Company’s dependence on third parties generally to provide services critical to its businesses; the Company’s ability to successfully implement the Company’s business strategies and execute the Company’s long-term value creation strategy; risks and expenses associated with the Company’s international operations, tariff policies, trade sanctions and other trade restrictions and currency fluctuations; the Company’s customer or therapeutic area concentrations; the Company’s adoption and use of technology within its business and the risks that the Company may not be able to capture the anticipated benefits of such technology or that such technology may have negative effects; the outcome and impact of pending or future litigation; any further deterioration in the macroeconomic environment, particularly within the pharmaceutical and biotechnology industry, or further changes in government regulations and funding, which could lead to defaults or cancellations by the Company’s customers; the risk that the Company’s backlog and net new business may not grow to the extent anticipated over a specified period of time or be indicative of the Company’s future revenues and that the Company might not realize all of the anticipated future revenue reflected in the Company’s backlog; the Company’s ability to generate sufficient net new business awards, or if net new business awards are delayed, terminated, reduced in scope, or fail to go to contract; if the Company underprices its contracts, overruns its cost estimates, or fails to receive approval for, or experiences delays in documentation of change orders; and other factors described from time to time in documents that the Company files with the Securities and Exchange Commission (the “SEC”). For a further discussion of the risks relating to the Company’s business, see the “Risk Factors” Section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC, as such factors may be amended or updated from time to time in the Company’s subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. All forward-looking statements are made only as of the date of this release and the Company does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect future events or developments.

Fortrea Contacts

Tracy Krumme (Investors) – 984-385-6707, tracy.krumme@fortrea.com
Sue Zaranek (Media) – 919-943-5422, media@fortrea.com
Kate Dillon (Media) – 646-818-9115, kdillon@prosek.com